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Exhibit 99.2

For Immediate Release

Contact:	Carrie Doyle 312-580-4685 (investors) Derrell Carter 314-746-1321 (media) www.smurfit-stone.com

SMURFIT-STONE ANNOUNCES RESULTS AND
EXPIRATION OF CONSENT SOLICITATION

CHICAGO, September 6, 2002—Smurfit-Stone Container Corporation today announced that, as of 5:00 p.m., Eastern time on September 6, 2002 (the "Consent Time"), the consent solicitation relating to the 9 3/4% Senior Notes due 2003 (the "Notes") of Jefferson Smurfit Corporation (U.S.), an indirect wholly-owned subsidiary of Smurfit-Stone, had expired. As of the Consent Time, Jefferson Smurfit Corporation (U.S.) had received tenders of Notes and related consents from holders of approximately 94.5% of the outstanding principal amount of the Notes pursuant to the Offer to Purchase and Consent Solicitation Statement dated August 27, 2002 (the "Offer to Purchase"). As a result, Jefferson Smurfit Corporation (U.S.) has received the necessary approval of the holders of the Notes to the proposed amendments to the indenture under which the Notes were issued.

        As described in more detail in the Offer to Purchase, the consideration for each $1,000 principal amount of Notes tendered and accepted for payment pursuant to the tender offer shall be an amount equal to (1) a price intended to result in a yield to April 1, 2003 equal to the sum of (a) the yield to maturity of the applicable United States Treasury Security (5 1/2% U.S. Treasury Note due March 31, 2003), as calculated by the Dealer Manager in accordance with standard market practice, plus (b) 75 basis points (such price being rounded to the nearest cent per $1,000 principal amount of Notes) plus (2) accrued interest payable on the Notes to the settlement date. This amount includes a consent payment equal to $30.00 per $1,000 principal amount of Notes purchased that will be paid only for tendered Notes for which consents have been validly delivered and not revoked prior to the Consent Time. The tender offer will expire at 12:00 midnight, Eastern time, Tuesday, September 24, 2002, unless extended.

        In connection with the consent solicitation, Jefferson Smurfit Corporation (U.S.) intends to promptly execute a supplemental indenture providing for the proposed amendments to the indenture under which the Notes were issued, to be operative upon acceptance for payment of the Notes in the tender offer.

        For additional information regarding the tender offer, please contact any of Morgan Stanley, the Dealer Manager for the tender offer, at 212-761-4000; or D.F. King & Co., Inc., the Information Agent for the tender offer, bankers and brokers call collect at 212-269-5550, others call toll free at 800-714-3312. International inquiries to the Information Agent may be directed to D.F. King (Europe) Limited at (44-207) 920-9700.

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        Smurfit-Stone Container Corporation (Nasdaq: SSCC) is the industry's leading integrated manufacturer of paperboard- and paper-based packaging. Smurfit-Stone is a leading producer of containerboard, including white top linerboard and recycled medium; corrugated containers; multiwall bags; clay-coated recycled boxboard; and is the world's largest paper recycler. In addition, Smurfit-Stone is a leading producer of solid bleached sulfate, folding cartons, paper tubes and cores, and labels. The company operates approximately 300 facilities worldwide and employs approximately 38,500 people.

        This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, continued pricing pressures in key product lines, seasonality and higher recycled fiber costs, as well as other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

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  Exhibit 99.2